Exhibit 23

Consent of Independent Accountants



We consent to the incorporation by reference in this annual report (Form 10-K) of Startech Environmental Corporation of our report dated January 8, 2001, included in the 2000 Annual Report to the Shareholders of Startech Environmental Corporation.




West Hartford, Connecticut
January 25, 2001